U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Limauro                             Stephen             L.
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   (Last)                           (First)             (Middle)

Everest Reinsurance Company 477 Martinsville Road
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                                    (Street)

Liberty Corner                      NJ                   07938-0830
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


Everest Re Group, Ltd.          RE
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3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



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4.   Statement for Month/Year


9/26/02
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
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
                                                                                                                6.
                                                                   4.                            5.             Owner-
                                                                   Securities Acquired (A) or    Amount of      ship
                                                     3.            Disposed of (D)               Securities     Form:     7.
                                                     Transaction  (Instr. 3, 4 and 5)            Beneficially   Direct    Nature of
                            2.          2a. Deemed   Code         ------------------------------ Owned at End   (D) or    Indirect
1.                          Transaction Execution   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security           Date        Date         ------------     Amount      or   Price    (Instr. 3      (I)        Ownership
(Instr. 3)                  (mm/dd/yy)               Code     V                  (D)             and 4)        (Instr.4) (Instr. 4)
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

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Common Stock (See Note 3)   9/27/02     9/27/02      F                195        D     $54.675  3,205
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one reporting person, see Instruction
     4(b)(v).

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                     2.                                                                                   deriv-    of
                     Conver-                    5.                              7.                        ative     Deriv-   11.
                     sion                       Number of                       Title and Amount          Secur-    ative    Nature
                     or                         Derivative    6.                of Underlying     8.      ities     Secur-   of
                     Exer-             4.       Securities    Date              Securities        Price   Bene-     ity:     In-
                     cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      ficially  Direct   direct
                     Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-  Owned     (D) or   Bene-
1.                   of       action   Code     of(D)         (Month/Day/Year)            Amount  ative   at End    In-      ficial
Title of             Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-  of        direct   Owner-
Derivative           ative    (Month/  8)       4 and 5)      SEE NOTE 1                  Number  ity     Month     (I)      ship
Security             Secur-   Day/     ------   SEE NOTE 1    Date     Expira-            of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)           ity      Year)    Code V   ----------    Exer-    tion     Title     Shares  5)      4)        4)       4)
                                                (A)   (D)     cisable  Date                               (SEE
                                                                                                          NOTE 2)
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


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Non-Qualified Stock  $55.595  9/26/02  A        5,000        9/26/03  9/26/12  Common    5,000           74,000    D
Option (Right to                                                               Stock
Buy)
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Non-Qualified Stock  $55.595  9/26/02  A        5,000        9/26/04  9/26/12  Common    5,000           74,000    D
Option (Right to                                                               Stock
Buy)
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Non-Qualified Stock  $55.595  9/26/02  A        5,000        9/26/05  9/26/12  Common    5,000           74,000    D
Option (Right to                                                               Stock
Buy)
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Non-Qualified Stock  $55.595  9/26/02  A        5,000        9/26/06  9/26/12  Common    5,000           74,000    D
Option (Right to                                                               Stock
Buy)
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Non-Qualified Stock  $55.595  9/26/02  A        5,000        9/26/07  9/26/12  Common    5,000           74,000    D
Option (Right to                                                               Stock
Buy)
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
Explanation of Responses:

     (1) The various numbers and dates listed in column 5 and 6 relate to a single stock option grant.

     (2) The numbers of derivative securities listed in Column 9 relate to more than one stock option grant.

     (3) Shares withheld to satisfy income tax withholding liabilities pursuant to Issuer's 1995 Stock Incentive Plan in an exempt transaction under Rule 16b-3.





/S/  JOSEPH A. GERVASI                                        9/27/02
---------------------------------------------            -----------------------
    **Signature of Reporting Person                             Date
      ATTORNEY IN FACT
By:
For:



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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